As filed with the U.S. Securities and Exchange Commission on October 19, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2234473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

825 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

(610) 373-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harper Ko

Executive Vice President, Chief Legal Officer and Secretary

Penn National Gaming, Inc.

825 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

(610) 378-8214

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Daniel A. Neff

Zachary S. Podolsky

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	768,441(2)	$78.32(3)	$60,184,300(3)	$5,580(4)

(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar issuance and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)	Represents the number of shares of common stock, par value $0.01 per share (“common stock”) of Penn National Gaming, Inc. (“Penn National”) that may be issued upon exchange, retraction or redemption of the exchangeable shares issued by 1317774 B.C. Ltd. (“Exchangeco”), an indirect subsidiary of Penn National to (i) former shareholders of Score Media and Gaming Inc. (“theScore”) who validly elected to receive the exchangeable shares of Exchangeco and (ii) former holders of unvested options and awards of restricted share units of theScore that are not directors or employees whose unvested options and awards, as applicable, will be converted into options to purchase exchangeable shares issued by Exchangeco or restricted stock units covering exchangeable shares issued by Exchangeco, as applicable, each in case in connection with the acquisition by Exchangeco of all of the issued and outstanding Class A Subordinate Voting Shares and Special Voting Shares of theScore.

(3)	Pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of the common stock on the NASDAQ Global Select Market on October 15, 2021.

(4)	The registration fee of $5,580 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS

PENN NATIONAL GAMING, INC.

Up to 768,441 Shares
Common Stock

This prospectus relates to shares of our common stock, par value $0.01 per share (“common stock”), that we may issue, from time to time, upon exchange, retraction or redemption of exchangeable shares of 1317774 B.C. Ltd., an indirect Canadian subsidiary of ours that is referred to in this prospectus as “Exchangeco.” We refer to the exchangeable shares of Exchangeco as the “exchangeable shares.”

The exchangeable shares were issued by Exchangeco in connection with our acquisition (“theScore Acquisition”) of all of the issued and outstanding shares of Score Media and Gaming Inc. (“theScore”) to (i) theScore shareholders who made a valid election to receive exchangeable shares of Exchangeco in lieu of receiving shares of our common stock and will be issued to (ii) holders of unvested options and awards of restricted share units of theScore that were not directors or employees whose unvested options and awards, as applicable, converted into options to purchase exchangeable shares (“Exchangeco Options”) or restricted stock units covering exchangeable shares (“Exchangeco RSU”), as applicable. The exchangeable shares are not, and the Exchangeco Options and Exchangeco RSUs will not be, registered under the Securities Act of 1933. The exchangeable shares were, and the Exchangeco Options and Exchangeco RSUs will be, issued in reliance upon the exemption from registration provided by section 3(a)(10) of the Securities Act of 1933 on the basis of the approval of the Supreme Court of British Columbia. Each exchangeable share may initially be exchanged, retracted or redeemed for one share of our common stock. The exchange ratio may in certain circumstances be adjusted from time to time in lieu of paying any required dividend or other distribution to the exchangeable shares if the board of directors of Exchangeco determines in good faith and in its sole discretion that Exchangeco would be liable for any unrecoverable tax as a result of paying any such dividend or distribution in cash.

Because the shares of our common stock offered by this prospectus will be issued only in exchange for or upon retraction or redemption of the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “PENN.”

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 6 of this prospectus and the information included and incorporated by reference in this prospectus.

None of the U.S. Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority or other regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 19, 2021

TABLE OF CONTENTS

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. As permitted under the rules of the SEC, this prospectus incorporates important information about Penn National that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized anyone to provide you with different information. You should assume that the information appearing in this prospectus is accurate only as of the date hereof or, in the case of information incorporated or deemed incorporated by reference herein, as of the date thereof, regardless of the time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since the date of such information. We are not making offers to sell the shares of common stock described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless the context requires otherwise, references to “Penn National,” the “Company,” “we,” “us,” “our” or similar terms are to Penn National Gaming, Inc. and its subsidiaries. References to “$” and “dollars” are to United States dollars unless stated otherwise.

Trademarks

We have proprietary rights to trademarks used in the information incorporated by reference into this prospectus supplement, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus supplement may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement is the property of its respective holder.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC website at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offerings of all of the securities to which this prospectus relates:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 and June 30, 2021;

•	the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	our Current Reports on Form 8-K filed on January 4, 2021, April 13, 2021, June 8, 2021, June 11, 2021, June 21, 2021, July 1, 2021, August 5, 2021 (accepted at 4:55 p.m.), August 26, 2021, September 20, 2021 and October 19, 2021 (other than the portions of those documents furnished and not deemed to be filed); and

•	the description of our common stock included in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention: Secretary
(610) 373-2400

Certain of our SEC filings, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q, can be viewed and printed from the investor relations section of our website at www.pngaming.com free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or any accompanying prospectus supplement or has been expressly incorporated by reference into this prospectus or any accompanying prospectus supplement. Our common stock is listed on the NASDAQ Global Select Market under the symbol “PENN”. You may inspect reports, proxy statements and other information about us at the office of NASDAQ, One Liberty Plaza, 165 Broadway, New York, New York 10006.

Important Information and Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated or deemed incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: COVID-19; continued demand for the gaming properties that have reopened and the possibility that the our gaming properties may be required to close again in the future due to COVID-19; the impact of COVID-19 on general economic conditions, capital markets, unemployment, and our liquidity, operations, supply chain and personnel; the potential benefits of the Perryville transaction with Gaming and Leisure Properties, Inc.; the potential benefits of the HitPoint transaction; the potential benefits of our operations of Hollywood Casino York; our estimated cash burn and future liquidity, future revenue and Adjusted EBITDAR, including from our iGaming business in Pennsylvania, Michigan and New Jersey; the expected benefits and potential challenges of the investment in Barstool Sports; the expected launch of the Barstool-branded mobile sports betting product in future states and its future revenue and profit contributions; our expectations of future results of operations and financial condition, including margins; our expectations for our properties and the potential benefits of the cashless, cardless and contactless technology; our development projects or our iGaming initiatives; the timing, cost and expected impact of planned capital expenditures on our results of operations; the anticipated opening dates of our retail sportsbooks in future states; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new business partners; our expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on our existing businesses; the performance of our partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions; statements regarding the our acquisition of theScore, our digital strategy; the potential benefits of the acquisition of theScore, including benefits for our digital betting and content platform through the integration of Barstool Sports and theScore; the anticipated financial returns from the acquisition of theScore, including reductions in customer acquisition and third party costs and growth in sales in North America; expected impacts on Adjusted EBITDA; and the profitability of Penn Interactive. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the our future financial results and business.

Accordingly, we caution that the forward-looking statements contained in this prospectus and the documents incorporated or deemed incorporated by reference herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the magnitude and duration of the impact of the COVID-19 pandemic on general economic conditions, capital markets, unemployment, consumer spending and our liquidity, financial condition, supply chain, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19, and other natural or man-made disasters or catastrophic events; (d) our ability to access additional capital on favorable terms or at all; (e) our ability to remain in compliance with the financial covenants of our debt obligations; (f) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic that could negatively impact guest loyalty and our ability to attract and retain employees; (g) the outcome of any legal proceedings that may be instituted against us or our directors, officers or employees; (h) the impact of new or changes in current laws, regulations, rules or other industry standards; (i) the ability of our operating teams to drive revenue and margins; (j) the impact of significant competition from other gaming and entertainment operations; (k) our ability to obtain timely regulatory approvals required to own, develop and/or operate our properties, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; (l) the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business; (m) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (n) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners and municipalities for such transactions; (o) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (p) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (q) with respect to new casinos, risks relating to construction, and our ability to achieve our expected budgets, timelines and investment returns; (r) we may not be able to achieve the anticipated financial returns from the acquisition of theScore, including due to fees, costs and taxes in connection with the integration of theScore and expansion of our betting and content platform; (s) there is significant competition in the interactive gaming market; (t) potential adverse reactions or changes to business or regulatory relationships resulting from the completion of the acquisition of theScore; and (u) other factors as discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. We do not intend to update publicly any forward-looking statements except as required by law.

The Company

Penn National Gaming, Inc., together with its subsidiaries (“Penn National,” the “Company,” “we,” “our,” or “us”), is a leading, diversified, multi-jurisdictional owner and manager of gaming and racing properties, online gaming, retail and online sports betting operations, and video gaming terminal operations. Our wholly-owned interactive division, Penn Interactive Ventures, LLC (“Penn Interactive”), operates retail sports betting across the Company’s portfolio, as well as online sports betting, online social casino, bingo and online casinos (“iGaming”). The Company holds a 36% (inclusive of 1% on a delayed basis) equity interest in Barstool Sports, Inc. (“Barstool Sports”), a leading digital sports, entertainment, lifestyle and media company, and entered into a strategic relationship with Barstool Sports, whereby Barstool Sports will exclusively promote the Company's land-based retail sportsbooks, iGaming products and online sports betting products, including the Barstool Sportsbook mobile app, to its national audience. We launched an app called Barstool Sportsbook and Casino in Pennsylvania, Michigan, Illinois, Indiana, Virginia, Colorado and New Jersey. Our mychoice® customer loyalty program currently has over 20 million members and provides such members with various benefits, including complimentary goods and/or services. The Company’s strategy continues to evolve from an owner and manager of gaming and racing properties into an omni-channel provider of retail and online gaming and sports betting entertainment.

As of the date of this prospectus, we owned, managed, or had ownership interests in 43 gaming and racing properties in 20 states and were licensed to offer live sports betting at our properties in Colorado, Illinois, Indiana, Iowa, Michigan, Mississippi, Nevada, Pennsylvania, and West Virginia. The majority of the real estate assets (i.e., land and buildings) used in our operations are subject to triple net master leases, the most significant of which are the Penn Master Lease and the Pinnacle Master Lease, with Gaming and Leisure Properties, Inc., a real estate investment trust. In addition, we recently commenced operations of Hollywood Casino York, a Category 4 satellite gaming casino in Pennsylvania, and expect to commence operations of Hollywood Casino Morgantown, our other Pennsylvania Category 4 satellite gaming casino, by the end of 2021.

We are organized under the laws of the Commonwealth of Pennsylvania. The address and telephone number of our executive offices are 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, and (610) 373-2400. Our common stock is listed on the NASDAQ Global Select Market under the symbol “PENN.”

TheScore Acquisition

On August 4, 2021, Penn National, Exchangeco and theScore entered into an Arrangement Agreement (as amended, the “Arrangement Agreement”), pursuant to which Exchancego, among other things, acquired all of the Class A Subordinate Voting Shares (“theScore Class A Shares”) and Special Voting Shares (together with theScore Class A Shares, the “Shares”) of theScore, other than Shares held by the Company or its subsidiaries. The transactions contemplated by the Arrangement Agreement were implemented by way of a court-approved plan of arrangement (the “Plan of Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia), as amended (the “BCBCA”) (the “Arrangement”). The closing of the theScore Acquisition occurred on October 19, 2021.

Pursuant to the Arrangement Agreement and Plan of Arrangement, each holder of Shares received for each Share, other than any Shares transferred to Exchangeco by shareholders who properly exercise dissent rights under the BCBCA, or any Shares held by us, Exchangeco or any of our respective subsidiaries, (a) US$17.00 in cash (“Cash Consideration”), and (b) 0.2398 of a share of our common stock (“Common Stock Consideration”) or, if such holder was an eligible Canadian resident for tax purposes who validly elected to receive exchangeable shares, 0.2398 of a share of exchangeable share (“Exchangeable Share Consideration” and together with Common Stock Consideration, “Consideration Shares”, and collectively with the cash in lieu of fractional shares of Consideration Shares and Cash Consideration, the “Transaction Consideration”).

Each exchangeable share is exchangeable into one share of our common stock (the “Exchangeable Share Exchange Ratio”) at the option of the holder, subject to customary adjustments for stock splits or other reorganizations. In addition, Penn National may require all outstanding Exchangeable Shares to be exchanged into shares of our common stock at any time following the fifth anniversary of the closing, or earlier under certain circumstances. Holders of exchangeable shares are entitled to receive dividends economically equivalent to the dividends declared by Penn National with respect to the our common stock, unless the board of directors of Exchangeco determines in good faith and in its sole discretion that Exchangeco would be liable for any unrecoverable tax as a result of paying any such dividend in cash and elects to equitably adjust the Exchangeable Share Exchange Ratio in lieu of paying such equivalent dividend. The exchangeable shares are not entitled to cast votes on matters for which holders of shares of our common stock are entitled to vote nor are the exchangeable shares listed for trading on any stock exchange.

All vested options and awards of restricted share units of theScore, and all options and awards of restricted stock units of theScore held by non-employee directors, received a cash payment at closing equal to the per-share value of the Transaction Consideration less the exercise price (if applicable). Unvested options and awards of restricted share units of theScore held by theScore employees were generally converted into options to purchase our common stock or restricted stock units covering our common stock, as applicable. Unvested options and awards of restricted share units of theScore held by persons that were not directors or employees will generally be converted into Exchangeco Options or Exchangeco RSUs, as applicable.

Risk Factors

Investing in our common stock involves risks. You should carefully consider the risks and all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021, and under the heading “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on May 6, 2021 and August 5, 2021, respectively (each of which is incorporated by reference herein), as updated by the other reports and documents we file with the SEC that are incorporated by reference herein. Please see the sections of this prospectus entitled “Where You Can Find Additional Information.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. As a result, the market value of our common stock could decline and you could lose part or all of your investment. The order in which the risks are presented does not necessarily reflect the likelihood of their occurrence or the magnitude of their potential impact on our business, financial condition, results of operations and prospects or on the value of our common stock. Please also read carefully the section titled “Important Information and Cautionary Statement Regarding Forward-Looking Statements.” In addition, you should consider the risk factors set forth below:

We may not realize all of the anticipated financial, marketing and operational benefits of theScore Acquisition.

The benefits we expect to achieve as a result of theScore Acquisition will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of theScore’s business and operations with our business and operations. Even if we are able to integrate our business with theScore’s business successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies we currently expect within the anticipated time frame or at all. For example, we may be unable to manage critical aspects of our technology stack, eliminate fees and expenses, successfully expand into new verticals, achieve growth plans, or effectively enhance customer acquisition and retention. Moreover, we anticipate that we will incur substantial expenses in connection with the integration of our business with theScore’s business. In addition, in light of theScore’s presence in Canada, exchange rate fluctuations could result in significant foreign currency gains and losses affecting our business results. Accordingly, the benefits from theScore Acquisition may be offset by costs incurred or delays in integrating the companies, which could cause our financial assumptions to be inaccurate.

The exchangeable shares will not be listed on any stock exchange.

The exchangeable shares are not expected to be listed on any stock exchange. Although each exchangeable shares will be exchangeable at the option of the holder for shares of our common stock, there is no market through which the exchangeable shares may be sold, and holders may not be able to sell their exchangeable shares.

TheScore shareholders who elect to receive exchangeable shares will experience a delay in receiving shares of our common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange,

TheScore shareholders who elect to receive exchangeable shares as part of the Transaction Consideration and later request to receive shares of our common stock in exchange for their exchangeable shares may not receive shares of our common stock until a period of time after the applicable request is received. During this period, the market price of our common stock may increase or decrease. Any such increase or decrease would affect the value of the Transaction Consideration to be received by such a holder of exchangeable shares upon a subsequent sale of shares of our common stock received in the exchange.

There may be a taxable event for an Eligible Holder as result of a transaction beyond his or her control.

A shareholder of theScore that is (i) a resident of Canada for purposes of the Tax Act and not exempt under Part I of the Tax Act, or (ii) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act (“Eligible Holder”) who (a) disposes of the Shares pursuant to the Arrangement and who receives, as part of the Transaction Consideration, exchangeable shares, and (b) validly makes a joint election under subsection 85(1) or subsection 85(2) of the Tax Act, as applicable, in respect of such shares, may obtain a full or partial tax deferral of any capital gain that may otherwise arise on the exchange of the Shares. However, an Eligible Holder will be considered to have disposed of exchangeable shares (i) on a redemption (including pursuant to a request to Exchangeco to redeem or us to purchase such holder’s exchangeable shares (“Retraction Request”)) of such exchangeable shares by Exchangeco, and (ii) on an acquisition of such exchangeable shares by us or Callco (as defined in the Plan of Arrangement). Although each is a taxable event, the Canadian federal income tax consequences of the disposition will be different depending on whether the event giving rise to the disposition is a redemption or an acquisition.

Prior to the seventh anniversary of the effective date of the Arrangement (“Effective Date”), Exchangeco may choose to redeem exchangeable shares in limited circumstances, and Exchangeco may redeem the exchangeable shares in any circumstances on or after the seventh anniversary of the Effective Date. In addition, an Eligible Holder (including an Eligible Holder who exercises the right to require redemption of its exchangeable shares by giving a Retraction Request) cannot control whether the exchangeable shares will be acquired by Callco or us under the relevant call right or redeemed by Exchangeco. Thus, an Eligible Holder may have a taxable event in a transaction beyond his or her control and, in certain circumstances, an Eligible Holder may have no control over the Canadian federal tax consequences arising from such event. See “Material Canadian Federal Income Tax Considerations” for further information.

Use of Proceeds

Because the common stock will be issued upon exchange of the exchangeable shares, we will receive no cash proceeds from the offering.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on shares of our common stock. Any future determination to pay dividends to holders of shares of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in debt agreements and other factors that our Board of Directors deems relevant.

The Exchangeable Shares

The rights of holders of exchangeable shares, including exchange rights, are described in the terms of the Plan of Arrangement, which is included as Exhibit 2.3 to this registration statement of which this prospectus forms a part.

Plan of Distribution

The shares of common stock offered in this prospectus will be issued in exchange for exchangeable shares as described in the terms of the Plan of Arrangement, which is included as Exhibit 2.3 to this registration statement of which this prospectus forms a part. No broker, dealer or underwriter has been engaged in connection with this offering.

Income Tax Considerations

Material Canadian Federal Income Tax Considerations

The following is, as of the date of this prospectus, a summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to the redemption or exchange of exchangeable shares and the holding and disposition of shares of our common stock acquired upon the exchange or redemption of the exchangeable shares generally applicable to a beneficial owner of exchangeable shares who, for the purposes of the Tax Act and at all relevant times, (1) holds exchangeable shares and will hold shares of our common stock, as applicable, as capital property; (2) deals at arm’s length with, and is not affiliated with, Penn National, Callco or Exchangeco; (3) is, or is deemed to be, resident in Canada; and (4) has not entered into, with respect to their exchangeable shares or shares of our common stock, as applicable, a “derivative forward agreement” as that term is defined in the Tax Act (a “Resident Holder”).

Exchangeable shares and shares of our common stock will generally be considered to be capital property to a holder unless such securities are held in the course of carrying on a business, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Resident Holders whose exchangeable shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such exchangeable shares, and every “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. However, exchangeable shares of a Resident Holder in respect of which a valid election was made under subsection 85(1) or 85(2) of the Tax Act will not be Canadian securities to such Resident Holder for this purpose and therefore will not be deemed to be capital property under subsection 39(4) of the Tax Act. In addition, shares of our common stock will not constitute Canadian securities for the purposes of this election. Resident Holders who do not hold their exchangeable shares as capital property or who will not hold shares of our common stock as capital property should consult their own tax advisors regarding their particular circumstances.

This summary does not apply to a Resident Holder (i) an interest in which is a “tax shelter investment” as defined in the Tax Act; (ii) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (iii) that is a “specified financial institution” as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act; (v) that is a corporation resident in Canada, and is, or becomes, or does not deal at arm’s length with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the Plan of Arrangement, controlled by a non-resident person (or a group of persons that do not deal at arm’s length) for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act; or (vi) in respect of whom Penn National is or will be a foreign affiliate within the meaning of the Tax Act. Those Resident Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by it prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in Law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Resident Holder. This summary is not exhaustive of all Canadian federal income tax considerations applicable to the purchasing, holding and disposing of the exchangeable shares or shares of our common stock. Accordingly, Resident Holders should consult their own tax advisors having regard to their own particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be converted into Canadian dollars based on exchange rates as determined in accordance with the Tax Act. In particular, the amount of dividends to be included in the income of, and the amount of capital gains or capital losses realized by, a holder of shares of our common stock may be affected by fluctuation in the Canadian/U.S. dollar exchange rate.

Call Rights

Callco and Exchangeco have certain rights (the “Call Rights”) to acquire exchangeable shares from Resident Holders in certain circumstances. Resident Holders also have certain rights (the “Put Rights”) to sell the exchangeable shares to us or Callco in certain circumstances. We are of the view that the Call Rights and the Put Rights have only a nominal fair market value and accordingly no amount should be allocated to the Call Rights or the Put Rights. This summary assumes that the Call Rights and the Put Rights have nominal value. This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view. Resident Holders should consult with their own tax advisors concerning this possibility.

Dividends on Exchangeable Shares

A dividend received or deemed to be received on the exchangeable shares by a Resident Holder who is an individual will be included in computing such Resident Holder’s income, subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Certain dividends may be eligible for the enhanced gross-up and dividend tax credit, to the extent designated as an “eligible dividend” by Exchangeco. A dividend received by an individual, or certain trusts, may also give rise to alternative minimum tax under the Tax Act, depending on the circumstances.

A dividend received or deemed to be received on exchangeable shares by a Resident Holder that is a corporation will be included in the corporation’s income and will generally be deductible in computing its taxable income, subject to the restrictions and limitations under the Tax Act. Where a Resident Holder that is a corporation receives or is deemed to receive a dividend on exchangeable shares and such dividend is deductible in computing such Resident Holder’s income, all or part of the dividend may in certain circumstances be treated under the Tax Act as a capital gain from the disposition of a capital property (or as proceeds of disposition of exchangeable shares potentially giving rise to a capital gain) the taxable portion of which must be included in computing the Resident Holder’s income for the year in which the dividend was received. Resident Holders that are corporations should consult their own tax advisors in this regard.

Certain corporations, including “private corporations” and “subject corporations” (as such terms are defined in the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act to the extent that the dividends received or deemed to be received on exchangeable shares are deductible in computing taxable income.

If Penn National or Callco, or any other person with whom Penn National does not deal at arm’s length (or any trust or partnership of which such person is a beneficiary or member), is a “specified financial institution” for purposes of the Tax Act at the time that dividends are paid on the exchangeable shares, dividends received or deemed to be received by a Resident Holder that is a corporation will not be deductible in computing such holder’s taxable income. We are of the view that, immediately after the Effective Time (as defined in the Plan of Arrangement), neither Penn National nor Callco will be a “specified financial institution” for purposes of the Tax Act.

For U.S. withholding tax considerations, see “Material U.S. Federal Income Tax Consequences”. Resident Holders should consult their own tax advisors in relation to any foreign tax credit or deduction which may be available in respect of such U.S. withholding tax, and the limitations under the Tax Act in that regard.

Redemption, Retraction, Exchange and Disposition of Exchangeable Shares

A Resident Holder will dispose of exchangeable shares (i) on a redemption (including pursuant to a Retraction Request) of such exchangeable shares by Exchangeco, and (ii) on an acquisition of such exchangeable shares by Callco or Penn National. However, as described below, the Canadian federal income tax consequences of the disposition will be different depending on whether the event giving rise to the disposition is a redemption or an acquisition. Resident Holders have certain rights under the Exchangeable Share Provisions that may affect whether the relevant disposition occurs by way of a redemption or an acquisition and such Resident Holders should consult their own tax advisors in relation to the potential exercise of any such rights.

On the redemption (including pursuant to a Retraction Request) of an Exchangeable Share by Exchangeco, a Resident Holder will generally be deemed to receive a dividend equal to the amount, if any, by which the aggregate redemption proceeds exceed the paid-up capital (for purposes of the Tax Act) of the exchangeable share at the time the exchangeable share is so redeemed. On the redemption, the Resident Holder will be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of the foregoing deemed dividend. The Resident Holder will realize a capital loss (or capital gain) equal to the amount by which the sum of (i) the adjusted cost base to such Resident Holder of the exchangeable share, and (ii) any reasonable costs of disposition, exceeds (or is less than) the proceeds of disposition. For this purpose, the “redemption proceeds” of such exchangeable share will be equal to the Exchangeable Share Price (as defined in the Plan of Arrangement). The amount of any such deemed dividend will be generally subject to the tax treatment described in the section titled “Dividends on Exchangeable Shares” above. The general tax treatment of capital gains and capital losses is discussed below under the section titled “Taxation of Capital Gain or Capital Loss”.

In the case of a Resident Holder of exchangeable shares that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

On the acquisition of an exchangeable share by Callco or Penn National, a Resident Holder will generally be considered to realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the total of (i) the adjusted cost base of the exchangeable share to such Resident Holder, and (ii) any reasonable costs of disposition. For this purpose, the proceeds of disposition in respect of an acquisition of an exchangeable share by Callco or Penn National will be equal to the exchangeable share Price. The acquisition of an exchangeable share by Callco or Penn National will not result in a deemed dividend. The general tax treatment of capital gains and capital losses is discussed below under the section titled “Taxation of Capital Gain or Capital Loss”.

A disposition or deemed disposition of exchangeable shares by a Resident Holder, other than on the redemption, retraction or other disposition of such shares to Exchangeco, will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the total of (i) the adjusted cost base of the exchangeable share to such Resident Holder, and (ii) any reasonable costs of disposition.

Acquisition and Disposition of Shares of Our Common Stock

The cost of a share of our common stock received by a Resident Holder on the redemption or retraction of an exchangeable share by Exchangeco or on the acquisition of an exchangeable share by Callco or Penn National will be equal to the fair market value of such share of our common stock at the time of such event, and will be averaged with the adjusted cost base of any other shares of our common stock held at that time by such Resident Holder as capital property for the purpose of determining the adjusted cost base of all shares of our common stock held by such Resident Holder.

A disposition or deemed disposition of a share of our common stock by a Resident Holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the total of (i) the adjusted cost base of the share of our common stock to such Resident Holder, and (ii) any reasonable costs of disposition. The general tax treatment of capital gains and capital losses is discussed below under the section titled “Taxation of Capital Gain or Capital Loss”.

Dividends on Shares of Our Common Stock

A dividend received or deemed to be received on shares of our common stock by a Resident Holder who is an individual will be included in computing such Resident Holder’s income for the taxation year in which such dividends are received and will not be subject to the gross-up and dividend tax credit rules in the Tax Act.

A dividend received or deemed to be received on shares of our common stock by a Resident Holder that is a corporation will be included in the corporation’s income and will generally not be deductible in computing its taxable income.

Any U.S. non-resident withholding tax on such dividends generally should be eligible, subject to the specific rules and limitations under the Tax Act, to be credited against the Resident Holder’s income tax or deducted from income.

Taxation of Capital Gain or Capital Loss

In general, one-half of a capital gain realized by a Resident Holder must be included in computing such Resident Holder’s income as a taxable capital gain. One-half of a capital loss must be deducted as an allowable capital loss against taxable capital gains realized by the Resident Holder in the year and any excess may be deducted against net taxable capital gains in any of the three preceding years or in any subsequent year, to the extent and under the circumstances set out in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of exchangeable shares and shares of our common stock by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such exchangeable shares and shares of our common stock (as applicable) or shares substituted for such exchangeable shares and shares of our common stock to the extent and in the circumstances specified by the Tax Act. Similar rules may apply where an exchangeable share or a share of our common stock is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax on its “aggregate investment income”, which is defined in the Tax Act to include taxable capital gains.

A taxable capital gain realized by an individual, or certain trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

Foreign Property Information Reporting

A Resident Holder who is a “specified Canadian entity” as defined in the Tax Act for a taxation year or fiscal period whose total cost amount of “specified foreign property” as defined in the Tax Act, which includes the shares of our common stock and the exchangeable shares (including any ancillary rights), at any time in the year or fiscal period exceeds $100,000, is required to file an information return for the year or period disclosing prescribed information in respect of such property. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Eligibility for Investment

Provided that the shares of our common stock are listed on a “designated stock exchange” within the meaning of the Tax Act (which includes the NYSE) at a particular time, the shares of our common stock will be a qualified investment under the Tax Act for trusts governed by registered retirement savings plans (“RRSP”), registered education savings plans (“RESP”), registered retirement income funds (“RRIF”), deferred profit sharing plans, registered disability savings plans (“RDSP”) and tax-free savings accounts (“TFSA”).

Notwithstanding the foregoing, if the shares of our common stock are a “prohibited investment” for the purposes of a TFSA, RRSP, RRIF, RDSP or RESP, the holder of such TFSA or RDSP, the annuitant of such RRSP or RRIF or the subscriber of such RESP, as the case may be, will be subject to a penalty tax as set out in the Tax Act. The shares of our common stock will not be a prohibited investment for a TFSA, RRSP, RRIF, RDSP or RESP provided the holder, annuitant or subscriber thereof, as the case may be, (i) deals at arm’s length with Penn National for purposes of the Tax Act, and (ii) does not have a “significant interest” (as defined in the Tax Act) in Penn National. Generally, a holder, annuitant or subscriber will have a significant interest in Penn National if the holder, annuitant or subscriber and/or persons or partnerships not dealing at arm’s length with the holder, annuitant or subscriber own directly or indirectly 10% or more of the issued shares of any class of our capital stock or any corporation related to Penn National within the meaning of the Tax Act. In addition, Penn National will not be a “prohibited investment” if such Shares are “excluded property” (as defined in the Tax Act) for trusts governed by a TFSA, RRSP, RRIF, RDSP or RESP. Prospective purchasers who intend to hold shares of our common stock in a TFSA, RRSP, RRIF, RDSP or RESP are advised to consult their personal tax advisors.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax considerations generally applicable to Non-U.S. Holders (as defined below) who receive shares of our common stock in exchange for exchangeable shares (the “Exchange” for purposes of this summary).

The following summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations thereunder, published rulings of the U.S. Internal Revenue Service (“IRS”) and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. Except as explicitly set forth herein, this summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation or regulations. No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Plan of Arrangement, including the exchange of exchangeable shares for our common stock. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a Non-U.S. Holders as a result of the Exchange. In addition, this summary does not address U.S. Holders (as defined below) and does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the U.S. federal income tax consequences applicable to such Non-U.S. Holder, nor does this summary address the U.S. federal income tax considerations of the Exchange to holders that are subject to special provisions under the Code, including the following holders: (a) holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) holders that are financial institutions, insurance companies, S corporations, real estate investment trusts, or regulated investment companies; (c) holders that are dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) holders subject to the alternative minimum tax provisions of the Code; (e) holders that own exchangeable shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) holders that hold exchangeable shares other than as a capital asset within the meaning of Section 1221 of the Code; (g) holders that own or have owned directly, indirectly or constructively, 10% or more of Exchangeco’s voting securities; (h) holders that are controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; (i) holders that are U.S. expatriates or former long-term residents of the United States; (j) holders that hold, have held, or will hold, directly, indirectly or constructively, more than 5% of the shares of our common stock; (k) holders subject to special tax accounting rules under section 451(b) of the Code. Additionally, this summary does not address any tax consequences under the Medicare tax on net investment income or any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto). Exchangeco holders that are subject to special provisions under the Code, including holders described above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences relating to the Exchange.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes owns exchangeable shares, the U.S. federal income tax consequences of the Exchange to such partnership and the partners of such partnership generally will depend upon the activities of the partnership and status of such partners. Holders that are classified as partnerships for U.S. federal income tax purposes, and the partners of such entities, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Exchange.

This summary assumes that Exchangeco has never been treated as a U.S. domestic corporation pursuant to Section 897(i) of the Code and that exchangeable shares have always been treated as shares of our common stock. This summary does not address any U.S. estate, state, local or foreign tax consequences relating to the Exchange. Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. estate, state, local and foreign tax consequences arising from and relating to the Exchange.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of exchangeable shares or our common stock for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S. or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust. This summary does not address the tax consequences of the Exchange to any U.S. Holder.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner (for U.S. federal income tax purposes) of exchangeable shares other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes or a U.S. Holder. The U.S. federal income tax consequences to Non-U.S. Holders depend in significant part on the provisions of the specific treaty, if any, in place from time to time between the United States and the Non-U.S. Holder’s jurisdiction. Non-U.S. Holders are urged to consult a tax advisor who has knowledge of the particular treaty provisions applicable to the Non-U.S. Holder in order to accurately determine the specific tax treatment applicable to them. The following is therefore a very general discussion of such treatment without specific reference to any particular treaty.

Tax Consequences to Non-U.S. Holders Arising from the Exchange and the Ownership or Disposition of Shares of Our Common Stock

Exchange of Exchangeable Shares

We believe that that the Exchange should qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or an exchange described in Section 1036(a) of the Code. Assuming that the Exchange so qualifies, the Exchange will not result in the recognition of any gain or loss for U.S. federal income tax purposes to a Non-U.S. Holder. The aggregate tax basis of the shares of our common stock received in the Exchange should be the same as the Non-U.S. Holder’s aggregate tax basis in the Exchangeable Shares surrendered in the Exchange. The holding period of the shares of our common stock received in the Exchange should include the Non-U.S. Holder’s holding period for the Exchangeable Shares surrendered in the Exchange.

If the Exchange were to fail to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) or an exchange described in Section 1036 of the Code, then the tax consequences of the Exchange to a Non-U.S. Holder generally would be subject to the rules discussed below in the discussion titled “Dispositions of Shares of Our Common Stock.” In general, a Non-U.S. Holder would not be subject to U.S. federal income tax on the gain (if any) realized in the Exchange unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, if required by an applicable tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States or (ii) the Non- U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise. Non-U.S. Holders described in (i) and (ii) above should consult the corresponding descriptions contained in the discussion entitled “Dispositions of Shares of Our Common Stock” for a description of the applicable tax consequences of the Exchange.

Receipt of Distributions on Shares of Our Common Stock

Distributions, if any, received with respect to the shares of our common stock out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be subject to U.S. withholding tax at a rate of 30% (or lower applicable treaty rate) unless the Non-U.S. Holder establishes that such dividends are effectively connected with such holder’s U.S. trade or business. A Non-U.S. Holder may be able to claim benefits (if any) under an applicable treaty with respect to such withholding taxes. However, there can be no assurance that treaty benefits will be available and Non-U.S. Holders should consult their tax advisors as to the applicability of treaty benefits in such circumstances. In addition, a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder on dividends received that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business or, if required by an applicable treaty attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder, in the United States. A Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may also be subject to an additional branch profits tax at a 30% rate (or lower applicable treaty rate) on dividend income that is effectively connected with a U.S. trade or business. To the extent a distribution exceeds our current or accumulated earnings and profits, it will first constitute a tax-free return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of a Non-U.S. Holder’s shares of our stock. Any remainder will constitute capital gain from the disposition of our stock, the treatment of which is described below.

Dispositions of Shares of Our Common Stock

Subject to the rules discussed below, a Non-U.S. Holder will not be subject to U.S. federal income tax on the gain (if any) realized on the sale or exchange of shares of our common stock, unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, if required by an applicable treaty, attributable to a permanent establishment or fixed base maintained by the Non- U.S. Holder, in the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise.

If a Non-U.S. Holder falls under clause (i) above, the Non-U.S. Holder generally will recognize gain or loss on the disposition equal to the difference between the Non-U.S. Holder’s adjusted tax basis in the shares of our common stock and the amount realized from the disposition. Such Non-U.S. Holder will be subject to U.S. federal income tax on the gain recognized from the disposition under regular graduated U.S. federal income tax rates applicable to such Non-U.S. Holder. Gain or loss will be long-term capital gain or loss if the non-U.S. Holder’s holding period is more than one year. In addition, if a Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes falls under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate (or lower applicable treaty rate). If an individual Non-U.S. Holder falls under clause (ii) above, the individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from a disposition, which may be offset by certain U.S. capital losses subject to applicable rules governing the availability of capital loss deductions for U.S. federal income tax purposes and provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of shares of our common stock are urged to consult their tax advisors as to the tax consequences of such disposition.

In addition, if Penn National is or has been a USRPHC, a Non-U.S. Holder of shares of our common stock may be subject to (i) U.S. federal income tax on the gain (if any) realized on the sale or exchange of such shares as if such gain were effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, and (ii) a 15% withholding tax applied to the gross proceeds received on a disposition of such shares. Generally, a U.S. corporation is a USRPHC if at least 50% of the fair market value of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable Treasury Regulations) consists of “U.S. real property interests.”

We believe that we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we are not or will not become a USRPHC. If we are or were to become a USRPHC, however, any gain recognized on a sale or other disposition of shares of Penn National common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the shares of our common stock or exchangeable shares and the proceeds from a sale or other disposition of such shares. Holders of shares of our common stock or exchangeable shares may be subject to U.S. backup withholding tax on these payments if they fail to provide their taxpayer identification numbers to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. EACH HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES RELATING TO THE ARRANGEMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

Legal Matters

Ballard Spahr LLP will pass upon the validity of the shares of common stock being offered hereby.

Experts

The consolidated financial statements, incorporated in this prospectus by reference from Penn National Gaming, Inc.'s Annual Report on Form 10-K, and the effectiveness of Penn National Gaming, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Penn National.

Securities and Exchange Commission registration fee	$5,580
Printing expenses	5,000
Accounting fees and expenses	25,000
Legal fees and expenses	20,000
Miscellaneous expenses	10,000
Total expenses	$65,580

Item 15. Indemnification of Directors and Officers.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “PBCL”), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses (including attorneys’ fees) actually and reasonably incurred in defense and settlement of such action and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, Section 1743 of the PBCL provides that, to the extent that a director or officer of a business corporation has been successful on the merits or otherwise in defense of a proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Further,  Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred by an officer or director of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

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Also,  Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 8.01 of the Penn National bylaws provide for indemnification, to the fullest extent permitted by Pennsylvania law, for directors, officers and certain employees against all liability, loss and expense (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that such person is or was a director or officer of Penn National, or is or was serving at the request of Penn National as a director, officer, employee, agent, fiduciary or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise or entity. The Penn National bylaws also require the advancement of expenses.

Section 1747 of the PBCL permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by such individual in any such capacity, or arising out of his or her status as such, whether or not the corporation or other enterprise would have the power to indemnify the person against such liability under the provisions described above.

Section 8.07 of the Penn National bylaws provides that, among other things, it may purchase and maintain insurance to secure its indemnification provisions. Penn National maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, Penn National may receive reimbursement for amounts as to which the directors and officers are indemnified by Penn National under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by  Section 1713(a) of the PBCL, Section 4.14 of the Penn National bylaws provide that no director shall be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless (i) the director has breached or failed to perform the duties of his or her office under the articles, bylaws or the PBCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Section 1713(b) of the PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. Section 1715(d) of the PBCL creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. Section 1712 of the PBCL, in defining the standard of care a director owes to a corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his or her duties as a director or as a member of any committee of the board of directors in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

The foregoing summaries are subject to the complete text of the PBCL and the Penn National articles of incorporation and bylaws and are qualified in their entirety by reference thereto.

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Item 16. Exhibits

LIST OF EXHIBITS

Exhibit No.	Description of Exhibit
2.1*	Arrangement Agreement by and among Penn National Gaming, Inc., 1317774 B.C. LTD. and Score Media and Gaming Inc., dated as of August 4, 2021 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 5, 2021). (SEC File No. 000-24206).
2.2	Amendment No. 1 to the Arrangement Agreement by and among Penn National Gaming, Inc., 1317774 B.C. LTD. and Score Media and Gaming Inc., dated as of September 10, 2021.
2.3	Plan of Arrangement under Section 288 of the Business Corporations Act (British Columbia).
3.1*	Second Amended and Restated Articles of Incorporation of Penn National Gaming, Inc (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 21, 2021). (SEC File No. 000-24206).
3.2*	Fourth Amended and Restated Bylaws of Penn National Gaming, Inc., as amended on May 28, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 31, 2019). (SEC File No. 000-24206).
4.1*	Specimen certificate for shares of Common Stock, par value of $.01 per share, for Penn National Gaming, Inc. (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003). (SEC File No. 000-24206).
5.1	Opinion of Ballard Spahr LLP.
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1	Powers of Attorney (included on signature page of this registration statement).
99.1	Exchangeable Share Support Agreement, to be entered into by and among Penn National Gaming, Inc., 1317769 B.C. Ltd. and 1317774 B.C. Ltd., dated as of October 19, 2021.

*	Incorporated by reference to the filing indicated.

Item 17. Undertakings

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(a)(i), (1)(a)(ii) and (1)(a)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (17 C.F.R. § 230.424(b)) that is part of the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (17 C.F.R. §230.424(b)(3)) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (17 C.F.R. § 230.424(b)(2), (b)(5), or (b)(7)) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (17 C.F.R. § 230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (17 C.F.R. § 230.424);

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on this 19th day of October, 2021.

PENN NATIONAL GAMING, INC.

By:	/s/ Harper Ko
Name:	Harper Ko
Title:	Executive Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Jay A. Snowden and Harper Ko and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jay A. Snowden Jay A. Snowden	President, Chief Executive Officer and Director (Principal Executive Officer)	October 19, 2021

/s/ Felicia Hendrix Felicia Hendrix	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 19, 2021

/s/ Christine LaBombard Christine LaBombard	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 19, 2021

/s/ David A. Handler David A. Handler	Director, Chairman of the Board	October 19, 2021

/s/ Vimla Black-Gupta Vimla Black-Gupta	Director	October 19, 2021

Signatures	Title	Date

/s/ John M. Jacquemin John M. Jacquemin	Director	October 19, 2021

/s/ Marla Kaplowitz Marla Kaplowitz	Director	October 19, 2021

/s/ Ronald J. Naples Ronald J. Naples	Director	October 19, 2021

/s/ Saul V. Reibstein Saul V. Reibstein	Director	October 19, 2021

/s/ Jane Scaccetti Jane Scaccetti	Director	October 19, 2021

/s/ Barbara Z. Shattuck Kohn Barbara Z. Shattuck Kohn	Director	October 19, 2021